FOR IMMEDIATE RELEASE
For More Information: Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces Year to Date Earnings and Declares Dividend

Lewiston, MAINE (January 21, 2009) - Northeast Bancorp (NASDAQ: NBN), the parent company of Northeast Bank (www.northeastbank.com), reported net income for the quarter ended December 31, 2008 of $293,575 or $.12 per diluted share, an increase of $224,459 or 424%, over the linked quarter ended September 30, 2008 and a decrease of $108,853 or 27%, over the quarter ended December 31, 2007. Results for the six months ended December 31, 2008 were $362,690 or $0.15 per diluted share, compared to net income for the six months ended December 31, 2007 of $832,993 or $0.35 per diluted share.

Revenues from operations (net interest income plus noninterest income) continue to grow, reflecting an increase of approximately $1 million for the quarter ended December 31, 2008 as compared to the same period last year, and an increase of approximately $2 million year to date over the same period last year. In addition, revenues from non-traditional banking services, such as insurance and investments continue to keep pace, a 31% growth to date over last year.

Jim Delamater, President and CEO of Northeast Bancorp since 1981 states, “The economy is under tremendous pressure and I am pleased that our long-term strategic plan remains on track to deliver a diverse array of financial products and services to our market areas. We continue to take actions to protect the integrity of our balance sheet in order to support the risk associated with the present economic downturn. As such, our earnings reflect the conservative manner in which we continue to manage our loan operations, steering clear of lending programs without traditional underwriting standards and maintaining our common-sense underwriting and risk-rating guidelines.”

Net interest income increased 18% for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007, and 15% for the six months ended December 31, 2008 compared to the six months ended December 31, 2007.  Net interest income increased primarily from a better net interest margin, which increased 33 basis points and 34 basis points, respectively, for the quarter and six months ended December 31, 2008.  This increase in net interest margin was attributable to a decrease in cost of funds. Leveraging the balance sheet with investment securities increased earning assets some $29 million, which also contributed to increasing net interest income.

The Company reports that the decrease in net income in comparison to the same periods during the previous fiscal year was due in part to limited growth in the size of its loan portfolio and a build-up of loan loss reserves. Another contributing factor was the increase in non-interest expenses related to the previously reported expansion of Northeast Bank Insurance Group. This has been an aggressive move, made to diversify the company’s revenue streams and has been ongoing over the past 24 months.

Compared to the quarter ended September 30, 2008, the balances of delinquent loans and non-performing loans and assets increased. As a result, the allowance for loan losses was increased during the quarter ended December 31, 2008 through a provision for loan losses of $504,000. The allowance represented 1.40% of total loans at December 31, 2008 compared to 1.38% of total loans at September 30, 2008. Management believes that the allowance for loan losses balance of $5.7 million at December 31, 2008 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards.

“There is no credit crunch at Northeast Bank. In fact, our expanded mortgage operations are very active and we have been able to add experienced mortgage loan originators to support our growing demand for mortgage loans,” explains Delamater.

The company had over $619 million in assets at December 31, 2008, with net loans demonstrating a slight increase of $420 thousand at December 31, 2008 as compared to December 31, 2007. Northeast Bancorp continues to grow and expand, this quarter announcing the opening of a four-person loan production office in Portsmouth, New Hampshire. The company now employs over 250 people and operates in both Maine and New Hampshire.

In addition to announcing earnings, the company declared the payment of its regular quarterly dividend of $0.09 per share, payable on February 20, 2009 to the shareholders of record as of January 30, 2009. The company has paid a dividend every quarter since going public in 1987.

Delamater notes, “Northeast Bancorp is well positioned for the future as we embrace a visionary business model that delivers one-stop shopping for financial products. We continue to generate upwards of 40% of our revenue from non-interest sources, a level that is well above that of our peers. We will continue to forge ahead, developing new technologies and launching new products to meet the growing needs of our customers, while maintaining the value and diversity of the Northeast Bancorp franchise for our shareholders.”

Capital Purchase Program (CPP)
During this past quarter, the company announced that it received $4,227,000 in capital from the U.S. Treasury’s Capital Purchase Program, which was designed specifically for healthy banks to help stimulate the economy. In return, the company issued the U.S. Treasury shares of Northeast Bancorp preferred stock and warrants to purchase Northeast Bancorp common stock. The $4,227,000 in capital represents approximately 1% of Northeast’s risk-based assets, the minimum level for participation in the program. Northeast’s risk-based capital ratio was 12.10% at December 31, 2008, well above required regulatory levels.

“With the downshift in the economy it is our responsibility to help our customers and provide viable and affordable financing options and, when necessary, loan work-outs and modifications, explains Delamater. “This relatively small injection of capital received through CPP is being invested back into our markets in the form of new loans for borrowers.”

About Northeast Bancorp
Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a leader in delivering one-stop shopping for financial services. Headquartered in Lewiston, Maine, Northeast Bank, together with its wholly owned subsidiary Northeast Bank Insurance Group, Inc. derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments. Northeast Bank operates eleven traditional bank branches, fourteen insurance offices, three investment centers and a loan production office that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.

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This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this report and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2008.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
	2008	2007	Change	2008	2007	Change
Selected financial information

Income statement data:

Interest income	$8,653	$9,073	-5%	$17,248	$18,029	-4%
Interest expense	4,426	5,503	-20%	8,980	10,867	-17%
Net interest income	4,227	3,570	18%	8,268	7,162	15%
Provision for loan losses	504	180	180%	1,024	370	177%
Net interest income afterprovision for loan losses	3,723	3,390	10%	7,244	6,792	7%

Gain on sale of loans	111	121	-8%	223	274	-19%
Gain (loss) on securities	26	(2)	-1400%	(82)	(8)	925%
Investment brokerage income	608	586	4%	1,028	984	4%
Insurance agency income	1,431	1,099	30%	2,948	1,965	50%
Other noninterest income	575	592	-3%	1,194	1,171	2%
Noninterest Income	2,751	2,396	15%	5,311	4,386	21%
Noninterest expense	6,141	5,281	16%	12,230	10,122	21%
Operating (loss) income before income tax	333	505	-34%	325	1,056	-69%
Income tax (benefit) expense	39	103	-62%	(38)	223	-117%
Net income	$294	$402	-27%	$363	$833	-56%

Per share data:
Basic earning per common share	$0.12	$0.17	-29%	$0.15	$0.35	-57%
Diluted earnings per common share	$0.12	$0.17	-29%	$0.15	$0.35	-57%
Weighted average shares outstanding:
Basic	2,321,264	2,357,104	-2%	2,318,353	2,386,528	-3%
Diluted	2,321,480	2,370,853	-2%	2,330,163	2,402,895	-3%

Book value per share	$18.82	$17.73		$18.82	$17.73
Tangible book value per share	$13.46	$11.91		$13.46	$11.91

Net interest margin	2.99%	2.66%		2.95%	2.71%
Net interest spread	2.82%	2.39%		2.76%	2.40%
Return on average assets (annualized)	0.19%	0.28%		0.12%	0.29%
Return on equity (annualized)	2.75%	3.85%		1.74%	4.01%
Tier I leverage ratio (Bank)	7.62%	6.89%		7.62%	6.89%
Tier I risk-based capital ratio (Bank)	10.85%	9.61%		10.85%	9.61%
Total risk-based capital ratio (Bank)	12.10%	10.86%		12.10%	10.86%
Efficiency ratio	88%	89%		90%	88%
Nonperforming loans	7,369	6,610		7,369	6,610
Total nonperforming assets	8,111	6,610		8,111	6,610
Nonperforming loans as a % of total loans	1.81%	1.62%		1.81%	1.62%
Nonperforming assets as a % of total assets	1.31%	1.12%		1.31%	1.12%

	December 31,		%
	2008	2007	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$157,834	$129,754	22%
Loans held for sale	1,357	706	92%
Loans	408,243	408,236	0%
Allowance for loan losses	5,721	5,756	-1%
Goodwill & intangibles	12,451	13,537	-8%
Total assets	618,653	588,398	5%

Deposits:
NOW and money market	71,221	63,772	12%
Savings	18,559	19,674	-6%
Certificates of deposits	224,943	225,975	0%
Brokered time deposits	17,547	20,957	-16%
Noninterest-bearing deposits	32,721	33,271	-2%
Total deposits	364,991	363,649	0%

Borrowings	203,406	180,523	13%
Shareholders' equity	47,914	41,219	16%

Shares outstanding	2,321,332	2,324,182	0%